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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 14A

                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]     Preliminary Proxy Statement
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[ ]     Definitive Proxy Statement
[X]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to Section 240.14a-12

                                    ICO, INC.
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
         and 0-11.
         (1)      Title of each class of securities to which transaction
                  applies:
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                  computed pursuant to Exchange Act Rule 0-11 (set forth the
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[ ]      Fee paid previously with preliminary materials.
[ ]      Check box if any part of the fee is offset as provided by Exchange
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         fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         (1)      Amount Previously Paid:
         (2)      Form, Schedule or Registration Statement No.:
         (3)      Filing Party:
         (4)      Date Filed:


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[ICO letterhead]

March 8, 2001


Dear Fellow ICO Shareholder,

         Your vote at the upcoming Annual Meeting, scheduled for April 9, 2001, is particularly important this year. A group calling itself Travis Street Partners is waging a proxy contest in furtherance of its efforts to buy your company at the lowest possible price. YOUR BOARD, IN FURTHERANCE OF ITS FIDUCIARY OBLIGATIONS TO THE SHAREHOLDERS, HAS RETAINED BEAR STEARNS TO HELP IT EXPLORE ALTERNATIVES TO BUILD SHAREHOLDER VALUE. WE BELIEVE THAT TRAVIS STREET'S ACTIONS ARE DISRUPTIVE TO THIS PROCESS AND THAT TRAVIS STREET'S NOMINEES HAVE CONFLICTS OF INTEREST THAT MAY BE HARMFUL TO THE SHAREHOLDERS' BEST INTERESTS.

         In order to protect the value of your ICO investment, please sign, date and return the enclosed WHITE proxy card in the postage paid envelope provided with a vote FOR Proposals 1 and 2. Do not return any of Travis Street's gold proxy cards for any reason, even as a protest against their tactics.

         If you have any questions, or need any assistance in voting your shares, please call our proxy solicitor, Innisfree M&A Incorporated, toll-free at 1-888-750-5834.

      TRAVIS STREET COULD DISRUPT OUR ONGOING EVALUATION OF ALTERNATIVES TO
                            BUILD SHAREHOLDER VALUE

          Your Board recognizes that the trading price of the shares doesn't reflect the true value of our Company. To address that problem, we hired Bear, Stearns & Co. Inc., one of Wall Street's premier investment banking firms, to help us analyze strategic options available to ICO. That review could lead to a sale of one or more of ICO's business units. We intend to analyze our options carefully, and to try to prevent Travis Street from disrupting our efforts to build shareholder value. THE OVERRIDING IMPERATIVE OF ANY TRANSACTION IS THAT IT MUST BENEFIT ALL ICO SHAREHOLDERS.

         Ask yourself: who should lead this process? Your Board, which has a large investment in ICO and is committed to building value for all shareholders
- or the hand-picked nominees of a group of investors who have a strong financial interest in buying ICO at the lowest possible price?

         WE BELIEVE THE BEST WAY TO BUILD VALUE FOR ALL ICO SHAREHOLDERS IS TO HAVE A BOARD CONSISTING ENTIRELY OF MEMBERS WHO WILL REPRESENT THE INTERESTS OF ALL ICO SHAREHOLDERS.



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            DOES TRAVIS STREET HAVE A CONFLICT OF INTERESTS? YOU BET!

         Travis Street not only wants representation on your Board, it also wants to buy either your Company or its valuable oil field services business.

         WE BELIEVE THAT TRAVIS STREET'S NOMINEES WOULD BE HOPELESSLY CONFLICTED, IF ELECTED. Travis Street's goal is to acquire ICO - presumably, at the cheapest possible price. In fact, they have already reduced the price they would like to pay for ICO. The goal of ICO's Board, however, is to build value for all ICO shareholders - not just for Travis Street. Travis Street may try to wrap itself in the mantle of building shareholder value - but it has admitted the conflicts of interests it faces. Don't take our word for it - here's what Travis Street itself says:

               o Travis Street admits it bought its stake in ICO because "we are interested in buying ICO ourselves."

               o Travis Street admits its nominees would face conflicts because Travis Street "as a bidder would have an interest in acquiring ICO at the lowest possible price".

               o ASKED WHETHER TRAVIS STREET'S NOMINEES WOULD HAVE A CONFLICT OF INTEREST, TRAVIS STREET RESPONDED: "YOU BET. AFTER ALL, TSP WOULD LIKE TO BUY THE COMPANY. And we want to make money from our involvement with the company. But we've thought long and hard about that."

      WE URGE ALL ICO SHAREHOLDERS TO THINK LONG AND HARD ABOUT THAT, TOO.

        TRAVIS STREET'S EVER-CHANGING TACTICS - A SIGN OF THINGS TO COME?

         We believe Travis Street's tactics to date underscore the inevitable conflict of interests of its nominees, if they are elected. Travis Street's claims of interest in a "friendly" acquisition are not borne out by the facts.

         What they've proposed might be friendly to Travis Street - but it doesn't sound very friendly to the rest of ICO's shareholders. In its original highly conditional expression of interest, Travis Street:

               o Threatened an expensive proxy fight unless ICO gave in to its demands.

               o Demanded that ICO consent in writing within 48 hours - on the Friday before Christmas - to proceed with a transaction with Travis Street, and that ICO execute an agreement for a sale to Travis Street by December 31.

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               o    Insisted on a number of conditions to its obligation to
                    proceed, including a condition that it be satisfied with a due diligence exploration of ICO.

               o Required ICO to maintain secrecy about the proposal while Travis Street performed due diligence - making it harder for ICO to seek a higher bid.

               o Gave absolutely no indication as to how it would finance its proposal.

         TRAVIS STREET HAS SUBSEQUENTLY AMENDED ITS "PROPOSAL" TWICE: REDUCING THE PRICE; OFFERING TO INCREASE THE PRICE, BUT ONLY UNDER CONDITIONS THAT WE BELIEVE ARE HIGHLY UNREALISTIC; AND ADDING EVEN MORE CONDITIONS.

         ICO met with Travis Street, and considered its proposal letters very carefully. We believe that pursuing Travis Street's highly conditional expression of interest now is not the best way to build value of all ICO shareholders, and we told Travis Street so. Travis Street has suggested that ICO should sell itself off as soon as possible through an auction. While having ICO hold a fire sale might benefit Travis Street or other potential buyers, we don't think it's the best way to build value for the rest of ICO's shareholders. Instead, we intend to complete our review of strategic alternatives for the benefit of all ICO shareholders.

                         WHO IS TRAVIS STREET PARTNERS?

         Travis Street Partners has engaged in no business other than buying shares of ICO and trying to get representation on ICO's board. EACH OF TRAVIS STREET'S NOMINEES, HOWEVER, HAS A FINANCIAL INTEREST IN CONFLICT WITH THE INTERESTS OF ICO'S SHAREHOLDERS.

         Here are some things you should know about Travis Street and its nominees:

               o James D. Calaway is a Travis Street member and a director of Network Oil, Inc., a company that has expressed interest in buying ICO's oilfield services business. Travis Street told ICO that Network Oil would be the eventual owner of the oilfield services business, if it were to be sold. HOW DISINTERESTED CAN CALAWAY BE WHEN HE HAS FIDUCIARY DUTIES TO A COMPANY THAT WANTS TO BUY A MAJOR ICO BUSINESS, PRESUMABLY AT THE LOWEST POSSIBLE PRICE?

               o A. John Knapp, another Travis Street member, actually fronted the money for Travis Street member Timothy Gollin to buy his membership interest in Travis Street. Knapp will get half Gollin's profits from Travis Street until Knapp receives quadruple his original investment, and one third of the profits thereafter. DOES THAT GIVE YOU SOME IDEA OF HOW MUCH TRAVIS STREET THINKS IT COULD PROFIT FROM ACQUIRING ICO?


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               o    Charles T. McCord, III, Travis Street's third nominee, is
                    also a member of Travis Street, and THEREFORE STANDS TO PROFIT PERSONALLY IF TRAVIS STREET CAN ACQUIRE ICO AT A FAVORABLE PRICE.

             PROTECT YOUR INVESTMENT -- VOTE FOR PROPOSALS 1 & 2 ON
                      THE ENCLOSED WHITE PROXY CARD TODAY!

         To protect your investment in ICO, we urge you to sign, date and return the enclosed WHITE proxy card today in the enclosed postage-paid envelope. Discard any proxy card you receive from Travis Street.

         If you have any questions, or need assistance in voting your shares, please call our proxy solicitor, Innisfree M&A Incorporated, at 1-888-750-5834.

         We appreciate your support of our efforts to build value for all ICO shareholders.

On behalf of the Board of Directors,



Al O. Pacholder
Chairman of the Board and
Chief Financial Officer

       IF YOUR SHARES ARE HELD IN THE NAME OF A BANK OR BROKER, ONLY THAT ORGANIZATION CAN VOTE YOUR SHARES. PLEASE DIRECT THE PERSON RESPONSIBLE
      FOR YOUR ACCOUNT TO EXECUTE ON YOUR BEHALF A WHITE PROXY CARD WITH A
                            VOTE FOR PROPOSALS 1& 2.

       IF YOU HAVE ANY QUESTIONS OR REQUIRE ANY ASSISTANCE, PLEASE CONTACT
                              OUR PROXY SOLICITOR:

                           INNISFREE M&A INCORPORATED
                           TOLL FREE -- 1-888-750-5834
                               501 MADISON AVENUE
                                   20TH FLOOR
                               NEW YORK, NY 10022